Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Laredo Oil, Inc.
111 Congress Avenue, Suite 400
Austin, Texas 78701

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Laredo Oil, Inc. 2011 Equity Incentive Plan of our report, dated August 29, 2014, relating to our audit of the balance sheets of Laredo Oil, Inc.(the Company), as of May 31, 2014 and 2013, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, which appear in the Annual Report on Form 10-K of Laredo Oil, Inc. for the year ended May 31, 2014.

/s/ Weaver and Tidwell, L.L.P

WEAVER AND TIDWELL, L.L.P.
Austin, Texas
December 18, 2014